Exhibit 21.01
GLU MOBILE INC.
Subsidiaries as of March 31, 2010

State or Other
Jurisdiction of
Incorporation or
Name of Subsidiary	Which Does Business As	Organization
Beijing Qinwang Technology Co. Ltd.	Beijing Qinwang Technology Co. Ltd.	China (PRC)
Beijing Zhangzhong MIG Information Technology Co. Ltd.	MIG	People’s Republic Of China

Glu Games Inc.	Glu Games Inc.	Delaware

Glu Mobile Brasil Ltda	Glu Mobile Brasil Ltda	Brazil
Glu Mobile GmbH	Glu Moible GmbH	Germany
Glu Mobile Limited	Glu Mobile Limited	Hong Kong

Glu Mobile Limited	Glu Mobile Limited	United Kingdom

Glu Mobile (Russia) Ltd.	Glu Mobile (Russia) Ltd.	United Kingdom
Glu Mobile S.A.	Glu Mobile S.A.	Chile
Glu Mobile SARL	Glu Mobile SARL	France
Glu Mobile SRL	Glu Mobile SARL	Italy
Glu Mobile S.L.	Glu Mobile SL	Spain
Glu Mobile Technology (Beijing) Co. Ltd.	Glu Mobile Technology (Beijing) Co. Ltd.	People’s Republic Of China
Maverick Mobile Entertainment (Beijing) Limited	Maverick Mobile Entertainment (Beijing) Limited	People’s Republic Of China

Superscape Inc.	Glu Mobile Inc.	Delaware

Superscape Group Limited	Superscape Group Limited	United Kingdom
We have omitted certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2009.